Exhibit 99


FOR IMMEDIATE RELEASE                             CONTACT: Leonard E. Moodispaw
                                                                CEO & President
                                                                   301.939.7000

                   ESSEX CORPORATION REPORTS Q1 2005 REVENUES


COLUMBIA, MD - May 9, 2005 - Essex Corporation (NASDAQ: KEYW) announces quarterly revenues of $25.7 million for the first quarter of 2005 compared to $14.2 million in the same period of 2004. The net income for the first quarter was $1.5 million compared to net income of $312,000 for Q1 2004. This 80% increase in quarterly revenues from 2004 to 2005 includes one month of revenue from the Windermere acquisition. Earnings per Share (EPS) were $0.07 per share (diluted) for Q1 2005 versus EPS for the same period in 2004 of $0.02 per share (diluted).

"Essex is building an intelligence technology and product company that can lead the way in creating innovative solutions for our defense and intelligence customers," according to Leonard Moodispaw, CEO and President of Essex Corporation. "Essex will remain `under construction' throughout 2005, as we expand our intelligence technology capabilities, customers, and products through a combination of organic growth and acquisitions. We will continue to invest in the Company in 2005 as we expand our solutions and product capabilities."

"I remain confident in the contribution that products will make to the value and strength of the Company," continued Mr. Moodispaw. "We remain committed to our strategy of working with select channel partners to build out our products, as well as strengthening our internal product capabilities which will allow us to begin producing product revenue from the licensing of our technology and supply of key optical elements. This will require further strategic investment during the year which may have a short term impact on net income. To demonstrate the progress that we are making in transforming our optical technology into products, we will be opening our Optical Laboratory following our Annual Meeting tomorrow, where the investment community and the public will be able to see several of the technologies and the products that are resulting from them."

These Q1 2005 results include one month of operation of the Windermere acquisition. The net income of $1.5 million for the quarter includes $0.7 million in interest income during the first three months of 2005 compared to $0.08 million in the comparable period in 2004. The total gross margin for the period (including both services & products and purchased materials) was 27.5% compared to 15.8% for the first three months of 2004.

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



ESSEX CORPORATION 2005 Q1 RESULTS                                    PAGE 2 OF 4

Gross margin results on both services and products revenue and on purchased materials revenue improved during the quarter. Services and products gross margin increased to 29.3% for the first three months of 2005 from 25.8% for the first three months of 2004. The increase is a result of several factors, including a change in the mix of the work performed by subcontractors which have a lower margin, and to higher margins on contracts obtained through acquisitions over the last year. The gross margin on purchased materials increased to 8.3% from 1.9% as a result of a new short term contract with a higher margin, as well as higher margins for materials on acquired contracts and rate increases on other contracts.

As of March 31, 2005 Essex's total backlog, including both funded and unfunded components, was $408.1 million as compared with $102.0 million at March 28, 2004. Of these amounts, funded backlog was $103.6 million and unfunded backlog was $304.5, as of March 31, 2005 compared to $31.3 and $70.7 at the three months ended March 28, 2004. The significant increase in total backlog during this period in 2005 from the comparable period in 2004, is due primarily to the expansion in our $227.4 million contract and the Windermere acquisition.

Working capital at March 31, 2005 was $38.5 million compared to $108.4 million at fiscal year end 2004. This decrease reflects the acquisition of Windermere during the quarter and related costs.

The Windermere acquisition is accretive, after amortization. The value of intangible assets related to the Windermere acquisition was $6.8 million at March 31, 2005. Windermere will not be a separate reporting segment since it performs similar work with a similar set of customers.

Essex reaffirms its revenue guidance for 2005 of $155 million to $165 million, including ten months of combined operations with the Windermere acquisition.

Essex has scheduled a conference call to discuss these results today (May 9th) at 5:00 p.m. (EDT). At that time, management will review the Company's first quarter 2005 financial results. A question-and-answer session will follow to further discuss the results as well as to comment on the outlook for the remainder of 2005.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://www.essexcorp.com/investor.html on May 9th. Interested parties may also listen to the conference call by calling 1-800-237-9752 participant passcode 62356157. The International Dial In access number will be 617-847-8706.

An archive of the Webcast will also be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. EDT on May 9th, and will remain available through May 16, 2005. To access the dial-up replay, call 1-888-286-8010, passcode 70923870.

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


ESSEX CORPORATION 2005 Q1 RESULTS                                    PAGE 3 OF 4

ABOUT ESSEX: Essex provides advanced signal, image, information processing, information assurance and cybersecurity solutions, primarily for U.S. Government intelligence and defense customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers' requirements. For more information contact Essex Corporation, 9150 Guilford Road, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at www.essexcorp.com.


ESSEX CORPORATION FINANCIAL HIGHLIGHTS - (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                              Three Months Ended     Three Months Ended
                                                March 31, 2005         March 28, 2004
                                              ------------------     ------------------
Revenue:
     Services and Products                    $          23,423      $           8,268
     Purchased Materials                                  2,255                  5,973
                                              ------------------     ------------------
         Total                                           25,678                 14,241

Cost of Goods Sold:
     Services and Products                              (16,554)                (6,135)
     Purchased Materials                                 (2,067)                (5,860)
                                              ------------------     ------------------
         Total                                          (18,621)               (11,995)

Gross Margin                                              7,057                  2,246

Selling, General and Administrative Expenses             (5,194)                (1,834)

Research and Development                                   (487)                  (141)

Amortization of Other Intangible Assets                    (552)                   (35)

Interest/Dividend Income                                    732                     76

Provision for Income Taxes                                  (20)                    --
                                              ------------------     ------------------

Net Income                                    $           1,536      $             312
                                              ==================     ==================

Weighted Average Number of Shares
       - Basic                                           21,006                 15,006
                                              ==================     ==================

       - Diluted                                         22,607                 16,413
                                              ==================     ==================

Net Income per Common Share
       - Basic                                $            0.07      $            0.02
                                              ==================     ==================

       - Diluted                              $            0.07      $            0.02
                                              ==================     ==================

Working Capital                               $          38,477      $          34,560

Working Capital Ratio                                    3.17:1                 7.47:1


                                   - M O R E -

ESSEX CORPORATION 2005 Q1 RESULTS                                    PAGE 4 OF 4

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                      March 31,      December 31,
                                                        2005             2004
                                                    ------------     ------------
                                                     (unaudited)       (audited)
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                      $     21,943     $    105,094
     Accounts receivable, net                             32,263           10,198
     Note receivable - current portion                       877              594
     Prepayments and other                                 1,104              506
                                                    ------------     ------------
         Total Current Assets                             56,187          116,392
                                                    ------------     ------------

PROPERTY AND EQUIPMENT, NET                                7,008            2,297
                                                    ------------     ------------

OTHER ASSETS
     Goodwill                                             72,403           11,842
     Patents, net                                            323              313
     Other intangibles, net                                8,521            2,294
     Note receivable - non-current                         1,972            2,045
     Other                                                   842              383
                                                    ------------     ------------
         Total Other Assets                               84,061           16,877
                                                    ------------     ------------

TOTAL ASSETS                                        $    147,256     $    135,566
                                                    ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable                               $      4,806     $      3,643
     Accrued wages and vacation                            4,229            1,845
     Accrued retirement plans contribution payable           302              236
     Advanced payments                                     1,204              482
     Other accrued expenses                                7,138            1,773
     Current portion of long-term debt                        31               12
                                                    ------------     ------------
         Total Current Liabilities                        17,710            7,991

LONG-TERM DEBT                                                36               29
                                                    ------------     ------------

TOTAL LIABILITIES                                         17,746            8,020
                                                    ------------     ------------

SHAREHOLDERS' EQUITY
     Common stock and additional paid-in capital         139,959          139,531
     Accumulated deficit                                 (10,449)         (11,985)
                                                    ------------     ------------
         Total Shareholders' Equity                      129,510          127,546
                                                    ------------     ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
                                                    $    147,256     $    135,566
                                                    ============     ============

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS, UNCERTAINTY AND CHANGES IN CIRCUMSTANCES, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR
ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE OR ACHIEVEMENTS. ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD LOOKING. THE FORWARD-LOOKING STATEMENTS IN THIS RELEASE INCLUDE STATEMENTS ADDRESSING THE FOLLOWING SUBJECTS: FUTURE FINANCIAL CONDITION AND OPERATING RESULTS. ECONOMIC, BUSINESS, COMPETITIVE AND/OR REGULATORY FACTORS AFFECTING ESSEX'S BUSINESSES ARE EXAMPLES OF FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.

MORE DETAILED INFORMATION ABOUT THESE AND OTHER FACTORS IS SET FORTH IN ESSEX'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL QUARTER ENDED DECEMBER 31, 2004. ESSEX IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO) UPDATE OR ALTER ITS FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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